Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Essent Group Ltd. of our report dated March 25, 2013, except for Note 13 and Note 14 to the consolidated financial statements and except for the financial statement schedules listed in the accompanying index, as to which the date is July 29, 2013 relating to the financial statements and financial statement schedules of Essent Group Ltd., which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

October 18, 2013